                     SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
        Exchange Act of 1934 (Amendment No. ____________)

Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ x ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

                   TMBR/SHARP DRILLING, INC.
         (Name of Registrant as Specified In Its Charter)


(Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[ x ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)  Proposed maximum aggregate value of transaction:

       (5)  Total fee paid:

[   ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount previously paid:
       (2)  Form, Schedule or Registration Statement No.:
       (3)  Filing Party:
       (4)  Date Filed:

                    TMBR/SHARP DRILLING, INC.
                  4607 West Industrial Boulevard
                      Midland, Texas  79703



             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To The Shareholders of
   TMBR/Sharp Drilling, Inc.:

    The Annual Meeting of Shareholders of TMBR/Sharp Drilling, Inc. (the "Company"), a Texas corporation, will be held on Thursday, August 31, 2000, at 10:00 a.m., local time, in the Basin Room, Midland Petroleum Club, 501 West Wall, Midland, Texas 79701, for the following purposes:

             (1) The election of four Directors to hold office until the next succeeding annual meeting of shareholders and until their successors have been duly qualified and elected; and

             (2) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

    The Board of Directors has fixed the close of business on July 27, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only shareholders of record at the close of business on July 27, 2000 will be entitled to vote at the Annual Meeting and any adjournments thereof.

                                  By Order of the Board of Directors


                                          James M. Alsup
                                              Secretary
Midland, Texas
August 2, 2000

    Whether or not you plan to be present at the meeting in person, please complete, sign, date and mail the enclosed Proxy in the accompanying return envelope to which no postage need be affixed by the sender if mailed within the United States. If you receive more than one Proxy because your shares are registered in different names or addresses, each such Proxy should be signed and returned to assure that all of your shares will be voted.

                       TMBR/SHARP DRILLING, INC.
                  4607 West Industrial Boulevard
                      Midland, Texas  79703


                         PROXY STATEMENT


    The accompanying Proxy is solicited on behalf of the Board of Directors of TMBR/Sharp Drilling, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, August 31, 2000, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments thereof.

    This Proxy Statement and the accompanying form of Proxy are first being mailed to the shareholders on or about August 2, 2000.

Proxies, Solicitation and Voting

    The record date for the determination of shareholders entitled to notice of and to vote at the meeting is the close of business on July 27, 2000. On the record date, there were 4,958,386 shares of the Company's $.10 par value common stock (the "Common Stock") issued and outstanding. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the meeting. Cumulative voting is not permitted.

    With respect to matters to be voted upon at the Annual Meeting, the attendance, in person or by Proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum. For quorum purposes, the total votes received, including abstentions and broker non-votes, are counted as present and entitled to vote in determining the number of shares present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

    Directors will be elected by a plurality of votes cast. A plurality means that the individuals who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

    Properly executed Proxies will be voted in accordance with the instructions thereon or, if no instructions are indicated thereon, the shares will be voted FOR the election of management's nominees to the Board of Directors and in the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting.

    Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by appearing and voting personally at the Annual Meeting, by delivering a later dated Proxy or by delivering to the Secretary of the Company a written revocation of such Proxy prior to the Annual Meeting.

    The cost of preparing, assembling, printing and mailing this Proxy Statement and enclosed Proxy and the cost of soliciting Proxies relating to the Annual Meeting will be borne solely by the Company. The Company may request banks and brokers to solicit their customers who beneficially own shares of Common Stock of the Company listed of record in names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitation. It is contemplated that the original solicitation of Proxies by mail will be supplemented by telephone, telegram and personal solicitation by officers, Directors and other regular employees of the Company. No additional compensation will be paid to such individuals for such activities.


                     PRINCIPAL  SHAREHOLDERS

    The following table sets forth certain information as of July 27, 2000 (unless otherwise indicated) with respect to the Company's Common Stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) the executive officers named in the Summary Compensation Table under "Executive Compensation", (iii) each Director and nominee for Director of the Company and (iv) all Directors (and nominees) and executive officers of the Company as a group.

                                               Amount and
                                                Nature of           Percent
Name and Address                               Beneficial              of
of Beneficial Owner                           Ownership(1)           Class
-------------------                           ------------          -------
Thomas C. Brown. . . . . . . . . . . .         429,153 (2)           8.26%
  4607 West Industrial Blvd.
  Midland, Texas  79703

Donald L. Evans. . . . . . . . . . . . .        28,146 (3)              *
  500 Empire Plaza
  Midland, Texas  79701

David N. Fitzgerald. . . . . . . . . . .        53,182               1.07%
  2300 West 42nd Street
  Odessa, Texas  79764

Joe G. Roper . . . . . . . . . . . . . .       239,000 (4)           4.60%
  4607 West Industrial Blvd.
  Midland, Texas  79703

Roper Operations, Inc. . . . . . . . . .       657,854 (5)          13.27%
  4607 West Industrial Blvd.
  Midland, Texas  79703

Roper Family Properties, Ltd.. . . . . .       657,854 (5)          13.27%
  4607 West Industrial Blvd.
  Midland, Texas  79703

Metropolitan Life Insurance Company. . .       290,900 (6)           5.87%
  One Madison Avenue
  New York, New York   10010

State Street Research & Management
  Company. . . . . . . . . . . . . . . .       795,700 (7)          16.05%
  One Financial Center,
  Boston Massachusetts  02111

F. Howard Walsh, Jr. . . . . . . . . . .       274,300 (8)           5.53%
  500 West Seventh St., Suite 1007
  Fort Worth, Texas  76102

All Directors (and nominees) . . . . . .       889,642 (9)          16.05%
  and executive officers as a
  group (8 persons)
____________

*   Less than 1%.

(1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and investment powers.
(2) Includes 239,000 shares of Common Stock underlying presently exercisable stock options and 19,856 shares of Common Stock owned by the Estate of
    C. V. Lyman, deceased, of which estate Mr. Brown serves as Co-Executor.
(3) Includes 25,000 shares of Common Stock underlying presently exercisable stock options.
(4) Such shares of Common Stock may be acquired upon exercise of presently exercisable stock options. Excluded are 546,019 shares of common stock which are owned directly by Roper Family Properties, Ltd., a family limited partnership, and which are attributable to Mr. Roper's 83% limited partnership interest in the partnership. As a limited partner, Mr. Roper has a pecuniary interest in such shares, but does not have or share voting or investment powers with respect to the shares held by Roper Family Properties, Ltd.

(5) All of such shares are held directly by Roper Family Properties, Ltd. The sole general partner of the partnership is Roper Operations, Inc., which owns a 1% interest in the limited partnership. By virtue of its position as general partner of the partnership, Roper Operations, Inc. has indirect ownership of such shares and shared voting and investment powers.
(6) In Amendment No. 5 to Schedule 13G, dated December 31, 1999, filed with the Securities and Exchange Commission (the "Commission") by Metropolitan Life Insurance Company ("Met Life"), Met Life reported the ownership of, and sole voting and dispositive powers with respect to, such shares. Met Life further reported that State Street Research & Management Company, Inc. ("State Street"), an affiliate of Met Life and registered investment adviser, has sole voting and dispositive powers with respect to such shares. Met Life disclaimed beneficial ownership in these shares.
(7) In Schedule 13G, dated February 1, 2000, filed by State Street with the Commission, State Street reported beneficial ownership of 795,700 shares, of which it reported sole voting power with respect to 767,000 shares and sole dispositive power with respect to 795,700 shares. State Street disclaimed any beneficial interest in these shares.
(8) As reported in Amendment No. 2 to Schedule 13D, dated November 3, 1997, filed with the Commission.
(9) Includes 584,000 shares of Common Stock underlying presently exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires, among other things, that the Company's Directors and officers file at specified times reports of beneficial ownership and changes in beneficial ownership of the Company's Common Stock and other equity securities. To the Company's knowledge, all Section 16(a) filing requirements for the year ended March 31, 2000 have been complied with.


                      ELECTION OF DIRECTORS

    Directors of the Company are elected annually by the shareholders to hold office until the next succeeding annual meeting of shareholders and until their successors are duly qualified and elected.

    In accordance with the Company's bylaws, the Board of Directors by resolution has fixed the total number of directors at four. Accordingly, the Board of Directors is recommending that the four current Directors of the Company be re-elected to serve until the next annual meeting of shareholders is held and their respective successors have been duly elected.

    If any nominee becomes unavailable for any reason, which is not anticipated, a substitute nominee may be designated by the Board of Directors and the shares represented by Proxy will be voted for any such substitute nominee, unless the Board reduces the number of Directors. All of the nominees listed below were previously elected Directors by the shareholders at the last annual meeting of shareholders. There are no family relationships among any of these nominees, or among any of these nominees and any officer, except
Patricia R. Elledge, the Controller of the Company, is the daughter of Joe G. Roper, the President and a Director of the Company. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected. The four nominees for the Board of Directors are as follows:


                                        Position with Company and       Director
     Nominee                      Age   Principal Occupation             Since
----------------                  ---   -------------------------       --------
Thomas C. Brown. . . . . . . .    73    Chairman of the Board             1982
                                        of Directors and Chief
                                        Executive Officer of the
                                        Company; Director of
                                        Tom Brown, Inc.

Joe G. Roper . . . . . . . . .    72    Director and President            1982
                                        of the Company.

Donald L. Evans. . . . . . . .    53    Director of the Company;          1982
                                        Chairman of the Board of
                                        Directors and Chief Executive
                                        Officer of Tom Brown, Inc.

David N. Fitzgerald. . . . . .    77    Director of the Company;          1984
                                        President and shareholder
                                        of Dave Fitzgerald, Inc., a
                                        privately held investment
                                        company.

    Unless otherwise directed on any duly executed and dated Proxy, it is the intention of the persons named in such Proxy to vote the shares of Common Stock represented by such Proxy for the election of the nominees listed in the preceding table for the office of Director of the Company.

    The Board of Directors recommends that the shareholders vote FOR the proposal to elect its nominees to the Board of Directors.

Other Information

    The Board of Directors held one meeting during the year ended March 31, 2000 at which all Directors were present. The Directors also took action by unanimous written consent on six occasions.

    The Company does not have a standing nominating committee. The review of recommendations for nominees for Directors is made by the full Board of Directors.

    Messrs. Donald L. Evans and David N. Fitzgerald served as members of the Audit Committee of the Board of Directors during fiscal year 1999. The Audit Committee was created for the purposes of recommending the firm to be employed by the Company as its independent auditors, consulting with the persons chosen to be the independent auditors with regard to the plan of audit, reviewing with the independent auditors the report of audit and management letters, if any, consulting with the independent auditors with regard to the adequacy of internal accounting controls and performing such other duties as may be advised or requested from time to time by the Board of Directors of the Company. The Audit Committee held one meeting during the year ended March 31, 2000.

    The Compensation Committee of the Board of Directors oversees and is responsible for the administration of the Company's stock option plans. Members of the Compensation Committee are appointed annually by the Board of Directors. Members serve at the pleasure of the Board of Directors and may be appointed or removed by the Board of Directors at will. Since August, 1998, the Compensation Committee of the Board of Directors has consisted of all four current Directors of the Company.


                 REPORT OF COMPENSATION COMMITTEE

    The full Board of Directors functions as the Board's Compensation Committee. The Board does not presently have a separate Compensation Committee. Thomas C. Brown and Joe G. Roper, Directors of the Company, are also employees and executive officers of the Company.

    During the last completed fiscal year, there were no meetings of the Board at which deliberations regarding executive officer compensation occurred.

    The Company does not presently have written employment contracts with any executive officer. Like all of the Company's employees, the executive officers are "at-will employees", meaning either the employee or the Company can terminate the employment relationship at any time for any reason or for no reason.

    It has been the Company's practice for many years that the executive compensation program consists primarily of a base salary and stock options. In addition, the Company has provided automobiles to its executive officers, including Mr. Brown. The Company has a history of relying upon stock options as an important element of each executive's compensation package. All stock options are granted pursuant to one of the Company's stock option plans. Stock option grants are made with exercise prices of not less than 100% of the market price on the date of grant. This program has generally enabled the Company to keep salaries and other compensation benefits at relatively modest levels. The cash component of compensating the Company's executive officers, including
Mr. Brown, has been left to the judgment and discretion of Mr. Brown and Mr. Roper. The Board has left cash compensation matters to the discretion of Mr. Brown and Mr. Roper because the compensation levels of all executive officers have historically been reasonable in the judgment of the Board of Directors, and because the Company has not been burdened with excessive compensation costs or perquisites. Mr. Brown and Mr. Roper have historically determined their own salaries.

    There is no specific relationship of corporate performance to executive compensation. No formula or specific evaluation procedure is followed. Rather, compensation policies have been subjective and informal. However, compensation for executives is based generally on the principles that compensation must be sufficiently high, in relation to the Company's competitors, to help motivate and retain the talent needed to grow the Company's business and to provide a sufficient incentive for executive officers to remain with the Company and devote their best efforts to the business of the Company.

    The Company's salary levels are determined by comparisons with similar companies of similar size, overall market conditions in the domestic oil and gas industry, the financial performance of the Company, the individual performance of the executive, and any promotions of, or increased responsibilities assumed by, the executive.

    In addition to their cash compensation, executive officers, along with all other employees of the Company, have been eligible to participate in the Company's 401(k) retirement plan. However, the plan was terminated in March, 1999 and no contributions to the plan were made by the Company last fiscal year.

    The compensation of Thomas C. Brown, the Chairman of the Board and Chief Executive Officer of the Company, consists of a base salary and stock options. There is no specific relationship between the Company's performance and Mr. Brown's compensation. Only subjective, informal periodic reviews of Mr. Brown's compensation are followed. Specific factors considered include his length of service as chief executive officer, competitive CEO pay information, compensation paid in previous years, the Company's growth, the market value of the Company's Common Stock, the overall financial condition of the Company and market conditions in general. During fiscal 1999 and the first six months of last fiscal year, the Company's financial condition was adversely impacted by deteriorating oil and gas prices. As in the case of prior downturns in the oil and gas industry, cost-savings measures were again implemented by the Company to help offset the adverse effects of low oil and gas prices. In this regard, and because of the adverse conditions in the oil and gas industry in general, the Company did not increase the salaries of any of its executives, including Mr. Brown, during the fiscal years ended March 31, 1999 or March 31, 2000.

Mr. Brown's previous salary increase was on September 1, 1997 when his salary was increased to $162,000 per year. Due to an extra pay period in fiscal year 2000, Mr. Brown's actual salary for the year ended March 31, 2000 was $168,231. Mr. Brown did not receive any cash bonuses or stock options during the fiscal year ended March 31, 2000. The Board of Directors is satisfied that the compensation paid to the executive officers of the Company is adequate to ensure the continued efforts of all executive officers for the benefit of the Company and its shareholders.

    Under Section 162(m) of the Internal Revenue Code, no income tax deduction is allowed to a publicly held corporation for remuneration paid to certain executive officers (including the CEO) to the extent that the amount of remuneration with respect to any given employee/executive officer for the taxable year exceeds $1,000,000. Section 162(m) has not been a factor in determining the overall compensation of the Company's executive officers.


                                        Thomas C. Brown
                                        Donald L. Evans
                                        David N. Fitzgerald
                                        Joe G. Roper

                     EXECUTIVE COMPENSATION


Summary of Annual Compensation

    The following table sets forth for each of the three fiscal years ended March 31, 2000, a summary of the types and amounts of compensation paid to the Chief Executive Officer of the Company and the only other executive officer of the Company whose salary and bonuses for the fiscal year ended March 31, 2000 exceeded $100,000.


                              Summary Compensation Table



                                                                             Long-Term Compensation
                                                                     -------------------------------------
                                          Annual Compensation                Awards                Payouts
                                       --------------------------    -------------------------     -------
                                                          Other                     Securities
                                                          Annual     Restricted     Underlying                All Other
                                                          Compen-      Stock         Options/       LTIP       Compen-
Name and Principal                     Salary     Bonus   sation       Awards          SARs        Payouts     sation
Position                      Year      ($)        ($)     ($)          ($)            (#)           ($)        ($)
-------------------------     ----     -------    -----   -------    ----------     ----------     -------    ---------
Thomas C. Brown,              2000     168,231      0      (1)           0              0             0          --
  Chairman of the Board       1999     162,000      0      (1)           0          267,000(2)        0        1,197(3)
  of Directors and Chief      1998     120,462      0      (1)           0              0             0        1,506(3)
  Executive Officer

Joe G. Roper,
  President and Director      2000     175,294      0      (1)           0              0             0          --
                              1999     171,306      0      (1)           0          172,000(2)        0        1,197(3)
                              1998     162,771      0      (1)           0              0             0        1,956(3)

_________________

    (1) The named executive officers of the Company were also provided certain non-cash compensation and personal benefits. However, the aggregate amount of such other compensation did not exceed $50,000 or 10% of the named executive officer's salary during such fiscal year.

    (2) The total number of securities underlying stock options granted in the fiscal year ended March 31, 1999 includes 195,000 shares of common stock underlying a stock option granted to Mr. Brown in September, 1996 and 100,000 shares of common stock underlying a stock option granted to Mr. Roper in September, 1996. Both of these options were repriced in the fiscal year ended March 31, 1999.

    (3) Such amount was allocated to the account of the named executive officer under the Company's 401(k) Profit Sharing Plan.

Stock Options

    The Company has in the past utilized stock options as part of its overall compensation of Directors, officers and employees. However, no stock options were granted to the named executive officers during the fiscal year ended March 31, 2000.

    The following table sets forth certain information with respect to stock option exercises during the fiscal year ended March 31, 2000 by the named executive officers of the Company, and the value of each such officer's unexercised stock options at March 31, 2000.



               Aggregated Option/SAR Exercises in


    Last Fiscal Year and Fiscal Year - End Option/SAR Values


                                                                                        Value of
                                                      Number of                       Unexercised
                Shares                     Securities Underlying Unexercised          In-The-Money
               Acquired                              Options/SARs                     Options/SARs
                 on           Value              at Fiscal Year-End (#)          at Fiscal Year-End ($)(2)
               Exercise      Realized      ---------------------------------    ----------------------------
   Name          (#)          ($)(1)       Exercisable         Unexercisable    Exercisable    Unexercisable
------------   --------      --------      -----------         -------------    -----------    -------------
T. C. Brown     219,500     $1,755,000       239,000               28,000        $1,923,725       $215,950

J. G. Roper        0             0           239,000               28,000        $2,002,100       $215,950

_________

(1) The "value realized" is equal to the fair market value of a share of Common Stock on the dates of exercise, based on the last sale price of the Company's common Stock, less the exercise price.

(2) Value of in-the-money options is equal to the fair market value of a share of Common Stock at fiscal year-end, based on the last sale price of the Company's Common Stock, less the exercise price.

                       STOCK PERFORMANCE GRAPH


Comparison of Five-Year Cumulative Total Returns











                         [Graph is here]
















                                 Legend

  Symbol          Total Returns Index for:             3/31/95   3/31/96   3/31/97   3/31/98   3/31/99   3/31/00
  ------          ------------------------             -------   -------   -------   -------   -------   -------
  ______          TMBR/Sharp Drilling, Inc.             100.00    105.9     186.3     180.4      66.7     192.2
  ---             Nasdaq Stock Market (US Companies)    100.00    135.8     151.0     228.9     309.2     575.1
  - - - - -       Nasdaq Non-Financial Stocks           100.00    134.9     145.5     218.3     305.1     597.2
                  (US & Foreign)

  Notes:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D.     The index level for all series was set to $100.00 on 3/31/95.

     The indexes in the performance graph compare the annual cumulative total stockholder return on the Company's Common Stock with the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the Nasdaq Non-financial Stock Index (U.S. and foreign). The table assumes that the value of an investment in the Company's Common Stock and each index was $100.00 on March 31, 1995 and that all dividends were reinvested.

Profit Sharing Plan

     Prior to its termination in March, 1999, the Company maintained a profit sharing plan under Section 401(k) of the Internal Revenue Code (the "Profit Sharing Plan") for the benefit of all employees. Under the Profit Sharing Plan, the Company contributed to a trust administered by a third party trustee, out of current or accumulated net profits, such amounts as it deemed advisable. The contributions were invested by the Profit Sharing Trustee in various investments selected by employee participants. Company contributions to the Profit Sharing Plan were allocated monthly to the individual accounts of employee-participants. A participant's accrued benefit derived from Company contributions was 100% vested after seven years of continuous employment, upon attaining age 65, or upon death or disability. Each employee of the Company was eligible to participate in the Profit Sharing Plan after one year of continuous employment. Non-employee Directors of the Company were not eligible to participate in the Profit Sharing Plan. In addition to Company contributions, participants could contribute such amount as the participant determined each year, subject to certain annual maximum limitations. Participants were 100% vested in their individual contributions. The Company did not make any contributions to the Profit Sharing Plan for the year ended March 31, 2000.

Compensation of Directors

    The Company has, from time to time, paid fees to its Directors for attending Directors' meetings and reimbursed Directors for their expenses incurred in connection with attending meetings. However, no fees or reimbursements were paid to any Director of the Company during the fiscal year ended March 31, 2000.

    Directors who are employees of the Company are eligible to participate in the Company's stock option plans. Non-employee Directors of the Company are eligible to participate in the 1998 Stock Option Plan. Directors who are employees were eligible to participate in the Company's 401(k) profit sharing plan, until the plan was terminated in March, 1999. Directors do not receive retainer fees or other compensation for service on the Board of Directors.

1984 Stock Option Plan

    The Board of Directors authorized and adopted the TMBR/Sharp Drilling, Inc. Stock Option Plan (the "1984 Plan") in August, 1984. Although the 1984 Plan expired by its own terms on August 8, 1994, options granted under the 1984 Plan prior to August 8, 1994 will remain outstanding until such options are exercised or expire by their own terms, and will continue to be subject to all terms and conditions of the 1984 Plan. No additional options may be granted under the 1984 Plan. Options granted under the 1984 Plan are either incentive stock options within the meaning of Section 422 of the Code, or options which do not constitute incentive stock options. Options granted under the 1984 Plan have been, as provided in the 1984 Plan, granted only to key employees (including officers and Directors who were also key employees) of the Company.

    The 1984 Plan is presently administered by the full Board of Directors, acting in its capacity as the Compensation Committee. Options granted under the 1984 Plan have exercise prices equal to the fair market value of the shares at the time the options were granted, as determined by the Compensation Committee. Options granted under the 1984 Plan are exercisable for such periods as have been approved by the Compensation Committee, except that such options are not exercisable, in any event, for a period in excess of ten years from the date of grant.

    An aggregate of 475,000 shares of the Company's Common Stock, $.10 par value, are authorized to be issued under the 1984 Plan. Common Stock issued under the 1984 Plan may be from authorized but unissued shares of Common Stock or previously issued shares reacquired by the Company. The shares of Common Stock with respect to which options have been granted are subject to adjustment upon the occurrence of certain corporate reorganizations or recapitalizations, including stock splits or stock dividends.

    As required by the terms of the 1984 Plan, for an option granted under the 1984 Plan to qualify as an incentive stock option, the aggregate fair market value (determined at the time of grant) of the stock with respect to which the incentive stock option was exercisable for the first time by an employee during any calendar year could not exceed $100,000 and could not be issued to an employee if, at the time the option was granted, such employee owned stock possessing more than 10% of the combined voting power of all classes of the Company's outstanding stock, unless (i) at the time the option was granted the exercise price of such option was at least 110% of the fair market value of the Common Stock on the date of grant and (ii) such option was not exercisable after five years from the date of grant.

    All or part of an option may be exercised by tendering cash or shares of Common Stock having a fair market value equal to the option price, or a combination of shares and cash. At the discretion of the Compensation Committee, an option agreement may provide for the right to surrender an option in return for a payment in cash and/or shares of Common Stock equal to the excess of the fair market value of the shares with respect to which the option is surrendered over the option price therefor, on such terms and conditions as the Compensation Committee shall determine.

1994 Stock Option Plan

    In July, 1994, the Board of Directors adopted the Company's 1994 Stock Option Plan (the "1994 Plan"), which was ratified and adopted by the Company's shareholders at the 1994 annual meeting of shareholders held on August 30, 1994. Options granted under the 1994 Plan may be either incentive stock options within the meaning of Section 422 of the Code, or options which do not constitute incentive stock options. Key employees (including officers and Directors who are also key employees) of the Company are eligible to receive options under the 1994 Plan.

    The 1994 Plan is presently administered by the full Board of Directors, acting in its capacity as the Compensation Committee. The Compensation Committee has the authority to select the employees who are to be granted options and to establish the number of shares issuable under each option. Options granted to an employee contain such terms and conditions and may be exercisable for such periods as may be approved by the Compensation Committee. The purchase price of Common Stock issued under each option will not be less than the fair market value of the stock subject to the option at the time of grant. The Compensation Committee, in its discretion, may provide for the payment of the option price, in whole or in part, (i) in cash at the time of such exercise, (ii) by the delivery of a number of shares of Common Stock (plus cash if necessary) having a fair market value on the date of delivery equal to such option price, or (iii) any combination of cash and stock.

    The aggregate number of shares of Common Stock which may be issued pursuant to the exercise of stock options granted under the 1994 Plan may not exceed 750,000 shares, subject to adjustment in the number of shares with respect to options and purchase prices therefor in the event of stock splits or stock dividends, and for equitable adjustments in the event of certain recapitalizations, mergers, consolidations or acquisitions. If any outstanding option granted under the 1994 Plan expires or terminates prior to its exercise in full, the shares allocable to the unexercised portion of such option may be subsequently granted under the 1994 Plan.

    The 1994 Plan provides that to the extent the aggregate fair market value of the Common Stock (determined at the time of grant) with respect to which incentive options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company exceeds $100,000, such incentive stock options shall be treated as options which do not constitute incentive stock options. The Compensation Committee determines, in accordance with applicable provisions of the Code, which of an optionee's incentive stock options will not constitute incentive stock options because of such limitation. No incentive stock option may be granted to an individual if, at the time the option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless (i) at the time such option is granted the option price is at least 110% of the fair market value of the stock subject to the option and
(ii) such option by its terms is not exercisable after the expiration of five years from the date of grant.

    An option may be granted in exchange for an individual's right and option to purchase shares of Common Stock pursuant to the terms of an agreement that existed prior to the date such option is granted ("Prior Option"). An option agreement that grants an option in exchange for a Prior Option must provide for the surrender and cancellation of the Prior Option. The purchase price of Common Stock issued under an option granted in exchange for a Prior Option shall be determined by the Compensation Committee and, such purchase price may, without limitation, be equal to the price for which the optionee could have purchased Common Stock under the Prior Option.

    The Board of Directors of the Company may amend or terminate the 1994 Plan at any time, but may not in any way impair the rights of an optionee under an outstanding option without the consent of such optionee. In addition, in order to obtain the benefits provided by Section 422 of the Code, the Board of Directors will determine at the time of making each amendment whether or not it is necessary to submit the amendment to the shareholders for approval. Generally, however, no amendment may be made without shareholder approval if such amendment would materially increase the benefits accruing to employee optionees under the 1994 Plan; materially increase the number of securities issuable under the 1994 Plan; or materially modify the requirements as to eligibility for participation in the 1994 Plan. Unless earlier terminated, the 1994 Plan will terminate upon and no further options may be granted after the expiration of ten years from the date of its adoption by the Board of Directors.

1998 Stock Option Plan

    On September 1, 1998, the Board of Directors adopted the TMBR/Sharp Drilling, Inc. 1998 Stock Option Plan (the "1998 Plan"), which was ratified and adopted by the Company's shareholders at the 1999 Annual Meeting of Shareholders held on August 31, 1999. Only key employees and non-employee Directors of the Company whom the Compensation Committee selects are eligible to receive one or more options under the 1998 Plan.

    Stock options granted under the 1998 Plan to key employees may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options which do not constitute incentive stock options ("nonqualified stock options"). Options granted to non-employee Directors will be nonqualified stock options.

    The full Board of Directors, acting as the Compensation Committee, presently administers the 1998 Plan. The Compensation Committee has the sole authority to select the employees and non-employee Directors who are to be granted options and to establish the number of shares issuable under each option.

    The aggregate number of shares of Common Stock which may be issued pursuant to the exercise of stock options granted under the 1998 Plan may not exceed in the aggregate 750,000 shares, subject to adjustments in the number of shares with respect to options and purchase prices therefor in the event of stock splits or stock dividends, and for equitable adjustments in the event of recapitalization, mergers, consolidations, acquisitions of more than 50% of the outstanding shares of Common Stock by any person or entity, dissolution and liquidation, and similar events. If any outstanding option granted under the 1998 Plan expires or terminates prior to its exercise in full, the shares allocable to the unexercised portion of such option may be subsequently granted under the 1998 Plan.

    Options granted under the 1998 Plan contain such terms and conditions and may be exercisable for such periods, as may be approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to the Company shares of Common Stock having a fair market value equal to the purchase price, or any combination of cash or Common Stock. The purchase price of Common Stock issued under each option will not be less than the fair market value of the stock subject to the option at the time of grant.

    Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee and while the optionee is an employee or director of the Company, except that if the optionee ceases to be an employee or director of the Company as a result of death or disability, any options held by the optionee may be exercised in full by the optionee's legal representative at any time during the period of one year following such termination. If an optionee ceases to be an employee or director of the Company other than for cause, death or disability, options may be exercised within three months thereafter, but only as to the number of shares the optionee was entitled to purchase as of the date the optionee ceased to be an employee or director of the Company.

    The Board of Directors of the Company may amend or terminate the 1998 Plan at any time, but may not in any way impair the rights of an optionee under an outstanding option without the consent of such optionee.

    The 1998 Plan will terminate ten years from the date of its adoption by the Board of Directors.

Change of Control Arrangements

    The Company's stock option plans, and its stock option agreements with Messrs. Brown and Roper and other employees of the Company, contain provisions which, upon the occurrence of certain events, could result in additional compensation to such option holders, including Mr. Brown and Mr. Roper. Such events include the following: if (i) the Company is not the surviving entity in any merger or consolidation, (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets,
(iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control of more than 50% of the outstanding shares of Common Stock, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), then the Compensation Committee shall effect one or more of the following alternatives with respect to the then outstanding options held by employees, which may vary among individual employee optionees: (1) accelerate the time at which such options may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Compensation Committee, after which specified date all unexercised options and all rights of employee optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected optionees of some or all of such options as of a date specified by the Compensation Committee, in which event the Compensation Committee shall cancel such options and pay to each optionee an amount of cash per share equal to the excess of the fair market value, or in the case of stock options granted under the 1994 stock option plan the "Change of Control Value" of the shares subject to such option, over the exercise price(s) under such options for such shares, (3) make such adjustments to such options as the Compensation Committee deems appropriate to reflect such Corporate Change or
(4) provide that thereafter upon any exercise of an option theretofore granted the optionee shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock as to which such option shall then be exercisable, the number and class of shares of stock or other securities or property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the optionee had been the holder of record of the number of shares of Common Stock as to which such option is then exercisable.

    For purposes of the 1994 stock option plan, the "Change of Control Value" is an amount determined as follows, whichever is applicable: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such options being surrendered are exercisable, as determined by the Compensation Committee as of the date determined by the Compensation Committee to be the date of cancellation and surrender of such options. If the consideration offered to shareholders of the Company consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

Compensation Committee Interlocks and Insider Participation

    Thomas C. Brown, the Chairman of the Board of Directors and Chief Executive Officer of the Company, is a Director of Tom Brown, Inc. and Donald L. Evans, the Chairman of the Board of Directors and Chief Executive Officer of Tom Brown, Inc., is a Director of the Company. As a Director of the Company, Mr. Evans serves with all of the other Directors as a member of the Compensation Committee of the Company's Board of Directors.

Certain Transactions

    Until September, 1984, the Company was a wholly owned subsidiary of Tom Brown, Inc. ("TBI"). In September, 1984, TBI distributed the Common Stock of the Company to the stockholders of TBI. Mr. Brown, the Chairman of the Board of Directors and Chief Executive Officer of the Company, is also a Director of TBI and Mr. Evans, a Director of the Company, is the Chairman of the Board of Directors and Chief Executive Officer of TBI. Following the spin-off of the Company, TBI and the Company have each made available to the other certain personnel, office services and records with each party being reimbursed for any costs and expenses incurred in connection therewith. During the fiscal year ended March 31, 2000, TBI charged the Company approximately $60,200 for such services provided by TBI, none of which was outstanding and unpaid at March 31, 2000.

    The Company has historically provided contract drilling services to TBI in connection with TBI's oil and gas exploration and development activities, and it is anticipated that the Company will continue to perform contract drilling services for TBI in the future. During the fiscal year ended March 31, 2000, the Company invoiced TBI approximately $1,806,800 for contract drilling services performed for TBI. Less than $1,000 was unpaid and outstanding at March 31, 2000. The Company's contract drilling services are provided to TBI under standard industry form drilling contracts on terms competitive with those provided to other nonaffiliated third parties.

    From time to time, the Company acquires interests in leases from TBI and participates with TBI and other interest owners in the drilling and development of such leases where TBI acts as operator. The Company participates in such drilling ventures under standard form operating agreements on the same or similar terms afforded by TBI to unaffiliated third parties. TBI invoices all working interest owners, including the Company, on a monthly basis for their respective share of operating and drilling expenses. During the year ended March 31, 2000, TBI billed the Company approximately $20,800 for the Company's proportionate share of drilling costs and related expenses incurred on properties operated by TBI, approximately $1,100 of which was outstanding at March 31, 2000. The largest amount owed by the Company to TBI at any one time during the fiscal year ended March 31, 2000 for its share of drilling costs and related expenses and for services provided by TBI was approximately $4,200.


                       INDEPENDENT AUDITORS

    Arthur Andersen LLP has served as the Company's independent auditors since March, 1990 and will continue as the Company's independent auditors for the current year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement to the shareholders if they desire to do so, and to respond to appropriate questions.


                      SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company for possible inclusion in its Proxy Statement and form of Proxy relating to such meeting no later than April 7, 2001. The use of certified mail, return receipt requested, is suggested.

    The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve and matters incident to the conduct of the Annual Meeting, including matters of which the registrant did not receive notice until after June 21, 2000. For the annual meeting in 2001, management proxies will be permitted to use discretionary voting authority for matters submitted at the annual meeting other than pursuant to the procedures in SEC Rule 14a-8 if notice of the matter was not delivered to the Company on or before June 21, 2001.

                          OTHER MATTERS

    The Board of Directors of the Company knows of no matters, other than those described above, which are to be presented for shareholder action at the meeting. There will be an address by the Chairman of the Board and a general discussion period during which shareholders will have an opportunity to ask questions about the Company's business. If any matter not described herein properly comes before the meeting, or any adjournment thereof, the persons named in the enclosed Proxy will, in the absence of instructions to the contrary, vote the Proxy in accordance with their best judgment.

    The Annual Report to Shareholders for the fiscal year ended March 31, 2000, which includes audited financial statements, is enclosed herewith. The Annual Report does not form any part of the material for the solicitation of proxies.

    A copy of the Company's Annual Report on Form 10-K will be furnished at no charge to each "beneficial owner" of securities of the Company upon receipt of a written request of such person addressed to: Secretary, TMBR/Sharp Drilling, Inc., 4607 West Industrial Blvd., Midland, Texas 79703, containing a good faith representation that, as of July 27, 2000, such person was a beneficial owner of securities of the Company entitled to vote at the Annual Meeting of Shareholders to be held August 31, 2000.


                             BY ORDER OF THE BOARD OF DIRECTORS



                                       James M. Alsup
                                          Secretary
Midland, Texas
August 2, 2000

                         [Front of Card]







                    TMBR/SHARP DRILLING, INC.


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints Thomas C. Brown, Donald L. Evans and
Joe G. Roper and each of them, attorneys, agents and proxies, with full power of substitution, to represent and to vote all shares of common stock of TMBR/Sharp Drilling, Inc. held of record by the undersigned on July 27, 2000, at the Annual Meeting of Shareholders of TMBR/Sharp Drilling, Inc. to be held on August 31, 2000, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side.






      (Continued and to be signed on reverse side)        SEE REVERSE
                                                              SIDE

                         [Back of Card]


                Please date, sign and mail your
              proxy card back as soon as possible!



                 Annual Meeting of Shareholders
                   TMBR/Sharp Drilling, Inc.

                        August 31, 2000




        Please Detach and Mail in the Envelope Provided



A  [ X ]   Please mark
           your votes
           as in this
           example                                          L


                                   WITHHOLD
                                   AUTHORITY
                    FOR         to vote for all
                all nominees       nominees
               listed at right  listed at right


1. Election of      [   ]            [   ]      Nominees: Thomas C. Brown        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH
   Directors                                              Donald L. Evans        THE SHAREHOLDER'S SPECIFICATION HEREON.  IN
                                                          David N. Fitzgerald    THE ABSENCE OF SUCH SPECIFICATION, THIS PROXY
                                                          Joe G. Roper           WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS
                                                                                 NAMED ON THIS PROXY CARD, AND IN THE
                                                                                 DISCRETION OF THE PERSONS NAMED AS PROXIES
*To withhold authority to vote for                                               ON THE REVERSE HEREOF, WITH RESPECT TO OTHER
any individual nominee, write that                                               MATTERS THAT MAY PROPERLY COME BEFORE THE
nominee's name in the space                                                      MEETING OR ANY ADJOURNMENTS(S).
provided below:
                                                                                 PLEASE MARK, SIGN, DATE, AND RETURN THIS
____________________________                                                     PROXY PROMPTLY USING THE ENCLOSED
                                                                                 ENVELOPE.



SIGNATURE_______________  DATE_______  SIGNATURE_________________  DATE_______


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                      LYNCH, CHAPPELL & ALSUP
                     A Professional Corporation
                        The Summit, Suite 700
                        300 North Marienfeld
                        Midland, Texas 79701
                           (915) 683-3351
                      Telecopier (915) 683-8346


                            July 28, 2000



Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  TMBR/Sharp Drilling, Inc.; Definitive Proxy Material

Gentlemen:

          Pursuant to Rule 14a-6(b) and Regulation 14A under the Securities Exchange Act of 1934, as amended, transmitted herewith on behalf of TMBR/Sharp Drilling, Inc. (the "Company") is the Company's definitive proxy statement (including the form of proxy card) to be sent to the shareholders of the Company on August 2, 2000 in connection with the Company's annual meeting of shareholders scheduled to be held on August 31, 2000.

          If the staff has any questions, it would be appreciated if they would call the undersigned at (915) 683-3351 or Ms. Patti Elledge at the Company's offices (915) 699-5050.


                                        Very truly yours,


                                        /S/ Thomas W. Ortloff

TWO/ds